UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2006

RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado		80202-1557
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

          On March 8, 2006, we entered into an employment agreement dated March 1, 2006 with Richard O. Sheppard to serve as Senior Vice President, Project Development of our Company. The term of the employment agreement is for three years from March 1, 2006, subject to automatic renewal unless we or Mr. Sheppard give prior notice. The agreement provides for base compensation of $200,000 per year, subject to annual cost of living adjustments, provides Mr. Sheppard with the opportunity to earn an annual cash bonus, and provides for his participation in our standard benefit programs and the reimbursement of reasonable business expenses. Also in connection with the agreement, we agreed to grant Mr. Sheppard 235,000 restricted stock units that are to be settled in shares of common stock of the Company. These restricted stock units will vest over a three-year period such that one-third will vest on each of Mr. Sheppard’s one year, two year and three year anniversary dates of his vesting commencement date of March 1, 2006, subject to partial or complete acceleration under certain circumstances, including termination without cause, termination for good reason or upon a change in control (in each case as defined in the agreement). If Mr. Sheppard is terminated without cause, terminated for good reason or we fail to offer to renew this agreement on competitive terms, we will be obligated to pay Mr. Sheppard severance including base salary continuation for 12-months, a target bonus for the year of termination equal to his then-applicable base salary, continuation of his health care benefits, and acceleration of the vesting of a portion of the restricted stock unit grant. If a termination entitling Mr. Sheppard to severance occurs during the period of three months prior and two years after a change in control, the severance payment will be made in a lump sum, the bonus component will be increased to the extent the most recent prior actual annual bonus earned by Mr. Sheppard exceeded his then applicable annual base salary, and the full restricted stock unit grant will vest. In addition, in the event any federal excise tax is payable with respect to any payment due to Mr. Sheppard upon a change in control, we have agreed to pay such excise tax, including a gross-up payment. Subject to the severance obligations contained in the agreement, we may terminate Mr. Sheppard’s employment at any time. Mr. Sheppard has also executed a corporate confidentiality and proprietary rights agreement.

          Mr. Sheppard’s employment agreement was approved by our Board of Directors upon the unanimous recommendation of our Compensation Committee consisting solely of independent directors.  The summary provided above is qualified by the full text of the agreement which has been filed as an exhibit to this Current Report on Form 8-K.

          A copy of the employment agreement of Mr. Sheppard is filed as Exhibit 99.1 hereto.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description of the Exhibit

99.1	Employment Agreement between Rentech, Inc. and Richard O. Sheppard dated March 1, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: March 14, 2006	By:	/s/ Amanda M. Darby

Amanda M. Darby
General Counsel and Secretary